United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 7, 2008

Commission File No.	Exact Name of Registrant as Specified in its Charter and Principal Office Address and Telephone Number	State of Incorporation	I.R.S. Employer Identification Number
1-16681	The Laclede Group, Inc. 720 Olive Street St. Louis, MO 63101 314-342-0500	Missouri	74-2976504
1-1822	Laclede Gas Company 720 Olive Street St. Louis, MO 63101 314-342-0500	Missouri	43-0368139

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Previously, the Board of Directors of The Laclede Group, Inc. adopted resolutions allowing Mr. Kenneth J. Neises, Executive Vice President of Laclede Gas Company (“Company”), to continue to work beyond his mandatory retirement date of November 1, 2005 under the Laclede Gas Company Employees’ Retirement Plan (“Plan”), with the original extension granted up to November 1, 2007 and the second extension granted up to December 1, 2009.  On March 7, 2008, the Company entered into a supplemental pension agreement (“Agreement”) with Mr. Neises fixing the value of his aggregate benefit under the Plan and the Laclede Gas Company Supplemental Retirement Benefit Plan (“SERP”) earned from his initial employment date to November 1, 2005, his mandatory retirement date; fixing the formula for determining the value of his aggregate incremental benefit earned under the Plan and SERP from November 1, 2005 to November 1, 2007; and providing for determination of the value of his aggregate incremental benefit from November 1, 2007 to the date of retirement, death or disability as of the date of such event.  The aggregate benefit value calculated under the Agreement will be offset by the amounts payable under the Plan and SERP.

The Agreement is not an employment agreement and does not preclude termination of his employment at any time.  If the benefit payable under the Agreement is triggered by the death or disability of Mr. Neises, it will be payable in a lump sum 30 days after the date of his death or disability.  If it is payable due to his retirement, it will be payable on the date that is six months after the date of his retirement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE LACLEDE GROUP, INC.
Date: March 7, 2008	By:	/s/ D. H. Yaeger
D. H. Yaeger Chairman, President, and Chief Executive Officer

LACLEDE GAS COMPANY
Date: March 7, 2008	By:	/s/ D. H. Yaeger
D. H. Yaeger Chairman, President and Chief Executive Officer